Exhibit 10.1

AMENDMENT NO. 3

TO

MANHATTAN ASSOCIATES, INC.

2007 STOCK INCENTIVE PLAN

The Manhattan Associates, Inc. 2007 Stock Incentive Plan (the "Plan") is hereby amended (the “Amendment”) as follows:

1.Amendment. Section 14.3 of the Plan is deleted in its entirety and replaced by the following:

“14.3 Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company as a condition precedent for the fulfillment of any Stock Incentive, an amount sufficient to satisfy Federal, state and local taxes, domestic or foreign, to be withheld with respect to any taxable event arising as a result of this Plan and/or any action taken by a Participant with respect to a Stock Incentive. Whenever Shares are to be issued to a Participant upon exercise of an Option or a Stock Appreciation Right, or satisfaction of conditions under a Restricted Stock Unit, or grant of or substantial vesting of a Restricted Stock Award, the Company shall have the right to require the Participant to remit to the Company, as a condition of exercise of the Option or Stock Appreciation Right, or as a condition to the fulfillment of the Restricted Stock Unit, or as a condition to the grant or substantial vesting of the Restricted Stock Award, an amount in cash (or, unless the Stock Incentive Agreement provides otherwise, in Shares) sufficient to satisfy federal, state and local tax withholding obligations at the time of such exercise, satisfaction of conditions, or grant or substantial vesting. However, notwithstanding the foregoing, to the extent that a Participant is an Insider, satisfaction of tax withholding obligations by having the Company withhold Shares may only be made to the extent that such withholding of Shares (1) has met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. Unless the Stock Incentive Agreement provides otherwise, the withholding of shares to satisfy federal, state and local tax withholding obligations shall be a subsequent transaction approved by the original grant of a Stock Incentive. Notwithstanding the foregoing, the payment of tax withholding obligations may not be made by a retention of Shares by the Company unless the Fair Market Value of the Shares retained does not exceed the maximum amount permitted for the Company to treat the Stock Incentive as an equity award for accounting purposes and to comply with applicable tax withholding rules.”

2.Effective Date. The effective date of this Amendment is January 26, 2017.

3.Miscellaneous.

(a)Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan.

(b)The headings of this Amendment have been inserted for convenience of reference only and if there is a conflict, the text of this Amendment, rather than the headings, will control.

(c)Except as specifically amended hereby, the Plan shall remain in full force and effect.